BLUEGREEN CORPORATION
BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) dated as of May 9, 2012, between Bluegreen Corporation (the “Company”) and David Bidgood (the “Participant”), sets forth the terms and conditions of a bonus opportunity awarded to the Participant by the Company.

1.                  Bonus. The Company has approved a bonus for the Participant in the gross amount of Three Hundred Fourteen Thousand Dollars ($314,000) (the “Bonus”), less required income tax withholding and FICA tax withholding. The Bonus shall be paid to the Participant within fourteen (14) days of the execution of this Agreement

2.                  Relinquishment of Stock Options. In exchange for the opportunity to receive the Bonus, subject to the terms and conditions of this Agreement, the Participant hereby relinquishes all of his or her rights to the outstanding stock option awards currently held by the Participant that are identified on Schedule A of this Agreement (the “Relinquished Equity Awards”). In consideration for the opportunity to receive the Bonus, the sufficiency of which the Participant acknowledges, the Participant, with the intention of binding the Participant and his or her heirs, executors and administrators and any person or entity claiming by or through him, does hereby release, remise, acquit and forever discharge the Company and its Affiliates and their respective directors, officers, successors, predecessors and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Participant, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, relating to the relinquishment of the Relinquished Equity Awards.

3.                  Miscellaneous.

(a)                Source of Payments. The general funds of the Company shall be the sole source of payment under this Agreement, and no person shall have any obligation to establish any separate fund or trust or other segregation of assets to provide for distributions under this Agreement. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Participant or any other person. To the extent the Participant acquires rights to receive any payment or distribution under this Agreement from the Company, such rights shall be no greater than those of an unsecured creditor.

(b)               Taxes and Withholding. The Participant acknowledges that the Bonus is subject to applicable federal income tax withholding at a rate of 25% and to applicable FICA tax withholding. The Company will report the Bonus paid on the Participant’s W-2 for 2012.

(c)                No Right to Continued Employment. Nothing in this Agreement shall be interpreted or construed to confer upon the Participant any right with respect to continuance of employment by the Company, nor shall this Agreement interfere in any way with the right of the Company to terminate the Participant’s employment at any time.

(d)               No Other Agreements. This Agreement sets forth the complete terms of the Bonus and supersedes any and all other written or oral agreements with respect thereto.

(e)                Governing Law. This Agreement and the legal relations between the parties shall be construed in accordance with and governed by the internal laws of the State of Florida.

IN WITNESS WHEREOF, the Company and the Participant have duly executed and delivered this Bonus Agreement as of the date hereof.

BLUEGREEN CORPORATION
By:/s/____________________________________
Name: John M. Maloney, Jr. Title: President & Chief Executive Officer

PARTICIPANT
/s/______________________________________
Name: David Bidgood

Schedule A

Relinquished Equity Awards

Date of Grant	Equity Plan Pursuant to Which the Award was Granted	Number of Stock Options Granted	Number of Stock Options Currently Held
06/25/2002	1995	28,986	28,986
06/25/2002	1995	171,014	171,014